POTLATCH CORPORATION

                                 Subsidiaries


     The following subsidiaries are included in the company's consolidated financial statements.

                                         State in Which    Percentage of Voting
           Name                            Organized         Securities Owned
           ----                          --------------    --------------------
Duluth & Northeastern Railroad Co.          Minnesota              100
Cloquet, Minn.

Prescott & Northwestern Railroad Co.        Arkansas               100
Prescott, Ark.

St. Maries River Railroad Co.               Idaho                  100
Lewiston, Idaho

Warren & Saline River Railroad Co.          Arkansas               100
Warren, Ark.

All unnamed subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. No separate financial statements are filed for any subsidiary.
